EXHIBIT A
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Compellent Technologies, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 9th day of February, 2011.

EL DORADO VENTURES VI, L.P.		EL DORADO TECHNOLOGY ‘01, L.P.

By:	El Dorado Venture Partners VI, LLC its general partner	By:	El Dorado Venture Partners VI, LLC its general partner

By:	/s/ Charles Beeler	By:	/s/ Charles Beeler

	Managing Member		Managing Member

EL DORADO VENTURE PARTNERS VI, LLC

By:	/s/ Charles Beeler

Managing Member

/s/ Charles Beeler
Charles Beeler

/s/ Thomas Peterson
Thomas Peterson

/s/ M. Scott Irwin
M. Scott Irwin